Exhibit 99.1
CONTACT:	Robert Hodgson (949) 255-0500 bhodgson@calfirstbancorp.com

CFNB FIRST QUARTER EARNINGS DOWN 38%
ON LOWER NON-INTEREST AND LEASE INCOME

IRVINE, CALIFORNIA, October 24, 2012 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp" or the "Company") today announced net earnings of $1.5 million for the first quarter ended September 30, 2012, down 38% from $2.5 million earned during the first quarter of fiscal 2012. Diluted earnings per share for the first quarter were $0.15 as compared to $0.24 per share reported for the same period of the prior year.

The decrease in net earnings from the first quarter of the prior year is largely due to a $772,000 decrease in income realized on the investment in residuals coming to end of term during the period and a 13% decrease in net interest income after provision for credit losses.

Total direct finance, loan and interest income for the first quarter ending September 30, 2012 decreased 12% to $5.4 million, compared to $6.1 million for the first quarter of fiscal 2012. This decrease includes a $488,000, or 12%, decrease in direct finance income due to a 165 basis point decline in the average yield earned that offset a 13% increase in the average investment in leases to $252.5 million. Commercial loan income decreased by $92,000 as the average yield declined 36 basis points on an average balance that was down 1% to $86.9 million. The average yield on all leases and loans held in the Company's portfolio decreased 126 basis points to 5.55%. The average yield on cash and investments of 2.3% was up 32 basis points from the first quarter of fiscal 2012 as average cash balances were reduced by 46% to $54.0 million and produced an 18% decrease in investment income to $688,000. Interest expense paid decreased 35% due to a 35 basis point decline in average rate paid to 0.91% and an 11% decrease in the average balance of deposits to $250.5 million. The Company made a $275,000 provision for credit losses for the first quarter of fiscal 2013, compared to no provision for the prior quarter ending September 30, 2011. The provision related to growth in both the lease and loan portfolios and the deterioration in the credit of one large lease position. As a result of the foregoing, net direct finance, loan and interest income after provision for credit losses decreased by $693,000, or 13%, to $4.5 million.

Non-interest income for the first quarter of fiscal 2013 decreased by 47% to $978,000 from $1.9 million in the first quarter of the prior year, primarily due to lower income realized on leases reaching the end of term. The first quarter of fiscal 2012 included the contribution of one significant sales type lease that boosted non-interest income in that period by 92%.

During the first quarter of fiscal 2013, CalFirst Bancorp's non-interest expenses decreased 2% to $3.0 million, compared to $3.1 million during the first quarter of fiscal 2012. The decrease in expenses reflected slightly lower operating expenses.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "Lower yields on interest earning assets continue to hamper our ability to increase profitability in line with asset growth. First quarter lease bookings of $51.2 million were up 29% from the first quarter of fiscal 2012, while commercial loan bookings of $9.5 million were up from $5.2 million in the prior year. Total first quarter loan and lease bookings increased by 35% to $60.7 million, and contributed to a 4% growth in the net investment in leases and loans from June 30 to $349.5 million at September 30, 2012, which was 12% above the level at September 30, 2011. For the first quarter of fiscal 2013, new lease and loan originations were 9% lower than during the first quarter of fiscal 2012, As a result, the backlog of approved lease and loan commitments of $112 million was 1% below the level of a year ago."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits from a centralized location by posting rates on the Internet, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding growth in direct finance income and lease and loan bookings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2012 Annual Report on Form 10-K.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended September 30,
	2012	2011

Direct finance and loan income	$ 4,706	$ 5,285
Investment and interest income	688	838
Total direct finance, loan and interest income	5,394	6,123
Interest expense on deposits and borrowings	571	882
Net direct finance, loan and interest income	4,823	5,241
Provision for credit losses	275	-
Net direct finance, loan and interest income after provision for credit losses	4,548	5,241
Non-interest income
Operating and sales-type lease income	544	1,426
Gain on sale of leases and leased property	313	320
Gains recorded on investment securities	-	-
Other fee income - net	121	106
Total non-interest income	978	1,852

Non-interest expenses
Compensation and employee benefits	2,240	2,229
Occupancy	234	239
Professional services	155	147
Other general and administrative	387	465
Total non-interest expenses	3,016	3,080

Earnings before income taxes	2,510	4,013
Income taxes	972	1,525
Net earnings	$ 1,538	$ 2,488

Basic earnings per share	$ 0.15	$ 0.24
Diluted earnings per share	$ 0.15	$ 0.24

Weighted average common shares outstanding	10,444	10,418
Diluted number of common shares outstanding	10,451	10,428

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	September 30, 2012	June 30, 2012
ASSETS
Cash and short term investments	$ 45,490	$ 56,921
Investment securities	65,334	66,751
Net receivables	4,737	1,597
Property for transactions in process	18,874	18,548
Net investment in leases	263,643	253,553
Commercial loans	85,838	82,910
Income tax receivable	199	880
Other assets	1,549	1,736
Discounted lease rentals assigned to lenders	2,432	3,275
	$488,096	$486,171
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 3,354	$ 4,386
Income taxes payable, including deferred taxes	24,075	24,060
Deposits	254,106	253,297
Other liabilities	5,361	4,714
Non-recourse debt	2,432	3,275
Total liabilities	289,328	289,732
Stockholders' Equity	198,768	196,439
	$488,096	$486,171